Exhibit 99.1

Phillips Edison Grocery Center REIT I, Inc. Reports First Quarter 2016 Results

Declared $10.20 Estimated Value per Share
Year-to-date Same-Center NOI Growth of 5.3%
Occupancy Increased to 95.8%, up 50 bps over 2015
Generated Net Income of $2.3 million during First Quarter 2016

CINCINNATI, OH, May 5, 2016 - Phillips Edison Grocery Center REIT I, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (“REIT”) focused on the acquisition and management of well-occupied grocery-anchored shopping centers, today announced its operating results for the quarter ended March 31, 2016.

“Our operating fundamentals indicate 2016 is off to a strong start. Our Board of Directors reaffirmed our estimated value per share at $10.20, further validating our investment and operating strategies. We also are pleased to report net income of $2.3 million, same-center net operating income growth of 5.3% for the first quarter and an increase in portfolio occupancy to 95.8%,” said Jeff Edison, Chairman of the Board and Chief Executive Officer.

For the quarter ended March 31, 2016, the Company generated net income of $2.3 million, compared to a net income of $5.0 million for the 2015 comparable period. During this period, the Company also generated modified funds from operations (“MFFO”) of $25.8 million, compared to MFFO of $29.2 million for 2015. The difference in net income and MFFO for the comparable reporting periods is primarily related to a $4.6 million increase in asset management fees as a result of the change to the Company’s advisory fee structure.

Portfolio Results

•	As of March 31, 2016, the Company’s portfolio consisted of 147 properties, totaling approximately 15.6 million square feet located in 28 states.

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The Company reported Same-Center Net Operating Income (“Same-Center NOI”) growth of 5.3% for the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015. Same-Center NOI represents the Net Operating Income (“NOI”) for the 133 properties that were owned and operational for the entire portion of both comparable reporting periods, except for those properties classified as redevelopment properties during either of the periods presented. This positive growth was primarily due to growth in minimum rent, an improvement in occupancy of 1.0%, and an increase in tenant recovery income.

•	As of March 31, 2016, the Company reported leased portfolio occupancy of 95.8%, compared to leased portfolio occupancy of 95.3% as of March 31, 2015.

Estimated Value Per Share

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The Company engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide a calculation of the range in estimated value per share of the Company’s common stock as of March 31, 2016. Duff & Phelps prepared a valuation report based substantially on its estimate of the “as is” market values of the Company’s portfolio, adjusted to reflect balance sheet assets and liabilities provided by the Company’s management as of March 31, 2016, before calculating a range of estimated per share values based on the number of outstanding shares of the Company’s common stock as of March 31, 2016. These calculations produced an estimated value per share in the range of $9.95 to $11.10 as of March 31, 2016.

•	On April 14, 2016, the Company’s Board of Directors reaffirmed its estimated value per share of its common stock of $10.20.

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For a full description of the assumptions and methodologies used to determine the estimated value per share, see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2016.

Capital Markets

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As of March 31, 2016, the Company’s debt to enterprise value was 29.8%. Debt to total enterprise value is calculated as net debt (total debt, excluding below-market debt adjustments and deferred financing costs, less cash and cash equivalents) as a percentage of enterprise value (equity value, calculated as total common shares and OP units outstanding multiplied by the estimated value per share of $10.20, plus net debt).

•	The Company’s debt had a weighted-average interest rate of 3.5%, and a weighted-average maturity of 3.5 years. 82.2% of the Company’s debt was fixed-rate debt, and 17.8% was variable-rate debt.

Distributions

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For the quarter ended March 31, 2016, the Company paid gross distributions of approximately $30.3 million, including $15.3 million of distributions reinvested through the dividend reinvestment plan, for net cash distributions of $15.1 million.

•	Operating cash flow for the quarter ended March 31, 2016, was $25.0 million.

Share Repurchase Program

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On April 22, 2016, a third party launched an unsolicited tender offer to purchase shares of the Company’s common stock. In response, on April 25, 2016, the Company launched a self-tender offer to purchase up to 9.3 million shares of the Company’s common stock.  As required by Securities and Exchange Commission rules, no repurchases will be made under the share repurchase program (“SRP”) during the self-tender offer and for a period of ten business days thereafter, including those sought upon a stockholder’s death, determination of incompetence or qualifying disability.  Redemption requests submitted through the SRP during the tender offer will not be accepted for consideration.  For materials related to the Company’s self-tender offer, please access the SEC Filings section or the Forms section of the Company’s website, www.grocerycenterREIT1.com.

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When the Company resumes accepting repurchase requests, the cash available for repurchases on any particular date under the SRP will generally be limited to the proceeds from the Company’s dividend reinvestment plan during the preceding four fiscal quarters, less amounts already used for repurchases since the beginning of that time (the “Funding Cap”). Due to the Funding Cap, no funds have been or will be available for repurchases during the first and second quarters of 2016, except those sought upon a stockholder’s death, determination of incompetence, or qualifying disability. Funds available for the third quarter of 2016, if any, are expected to be limited.

Stockholder Update Call

•	The Company will host its stockholder update presentation on May 13, 2016, at 12:00 PM Eastern. An additional press release with further details will follow.

Reconciliation of Non-GAAP Measures

Same-Center Net Operating Income
We present Same-Center Net Operating Income (“Same-Center NOI”) as a supplemental measure of our performance. We define Net Operating Income (“NOI”) as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 133 properties that were owned and operational for the entire portion of both comparable reporting periods, except for those properties we classify as redevelopment during either of the periods presented. A property is removed from the same-center pool and classified as redevelopment when it is being repositioned in the market and such repositioning is expected to have a significant impact on property operating income. While there is judgment surrounding changes in designations, once a redevelopment property has stabilized, it is typically moved to the same-center pool the following year. Currently, we have identified five properties that we classify as redevelopment properties.
We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2014, and those considered redevelopment properties, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.
Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, interest expense, depreciation and amortization, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

The table below is a comparison of the Same-Center NOI for the quarters ended March 31, 2016 and 2015 (in thousands):

	2016	2015	$ Change	% Change
Revenues:
Rental income(1)	$42,076	$40,622	$1,454
Tenant recovery income	14,556	13,173	1,383
Other property income	146	298	(152)
Total revenues	56,778	54,093	2,685	5.0%
Operating expenses:
Property operating expenses	9,277	9,454	(177)
Real estate taxes	8,438	7,540	898
Total operating expenses	17,715	16,994	721	4.2%
Total Same-Center NOI	$39,063	$37,099	$1,964	5.3%

(1)	Excludes straight-line rental income and the net amortization of above- and below-market leases.
Same-Center NOI increased $2.0 million, or 5.3% for the quarter ended March 31, 2016, as compared to the same period in 2015. This positive growth was primarily due to a $0.21 increase in minimum rent per square foot, an improvement in occupancy of 1.0%, and an increase in tenant recovery income.

Below is a reconciliation of net income to Same-Center NOI for the quarters ended March 31, 2016 and 2015 (in thousands):

	2016	2015
Net income	$2,253	$5,039
Adjusted to exclude:
Interest expense, net	7,759	6,794
Other expense, net	116	120
General and administrative expenses	7,553	2,362
Acquisition expenses	20	1,735
Depreciation and amortization	25,706	24,730
Net amortization of above- and below-market leases	(272)	(178)
Straight-line rental income	(911)	(1,244)
NOI	42,224	39,358
Less: NOI from centers excluded from Same-Center	(3,161)	(2,259)
Total Same-Center NOI	$39,063	$37,099

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because, when compared year to year, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations (“MFFO”), which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

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losses related to the vesting of Class B units issued to our advisor, Phillips Edison NTR LLC, (“PE-NTR”) and our previous advisor, American Realty Capital II Advisors, LLC (“ARC”), in connection with asset management services provided; and

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.

We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

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Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

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Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

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Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

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Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding gains or losses related to early extinguishment of derivatives and debt instruments and write-offs of unamortized deferred financing fees, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

Neither FFO nor MFFO should be considered as an alternative to net income or income from continuing operations under GAAP, nor as an indication of our liquidity, nor is either of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations. As a result of the timing of the commencement of our initial public offering and our active real estate operations, FFO and MFFO are not relevant to a discussion comparing operations for the periods presented.

FFO AND MFFO
FOR THE PERIODS ENDED MARCH 31, 2016 AND 2015
(Unaudited)
(In thousands, except per share amounts)

	2016	2015
Calculation of FFO
Net income attributable to stockholders	$2,219	$4,971
Adjustments:
Depreciation and amortization of real estate assets	25,706	24,730
Amortization of tenant improvement allowances	—	—
Impairment of real estate assets	—	—
Gain on sale of property	—	—
Noncontrolling interest	(387)	(334)
FFO attributable to common stockholders	$27,538	$29,367
Calculation of MFFO
FFO attributable to common stockholders	$27,538	$29,367
Adjustments:
Vesting of Class B units for asset management services	—
Acquisition expenses	20	1,735
Net amortization of above- and below-market leases	(272)	(178)
Write-off of unamortized deferred financing fees	(12)	47
Straight-line rental income	(899)	(1,244)
Amortization of market debt adjustment	(612)	(607)
Change in fair value of derivatives	53	47
Noncontrolling interest	26	3
MFFO attributable to common stockholders	$25,842	$29,170

Earnings per common share:
Basic:
Weighted-average common shares outstanding - basic	182,246	182,988
Weighted-average common shares outstanding - diluted	185,031	185,495
Net income per share - basic and diluted	$0.01	$0.03
FFO per share - basic and diluted	$0.15	$0.16
MFFO per share - basic and diluted	$0.14	$0.16

About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of May 5, 2016, the Company owned and managed an institutional quality retail portfolio consisting of 147 grocery-anchored shopping centers totaling approximately 15.6 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT1.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the Company’s self-tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and other related materials that have been distributed to stockholders and have been filed with the SEC. Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials that the Company has filed with the SEC at the SEC’s website at http://www.sec.gov or by calling DST Systems, Inc., the information agent for the tender offer, at 844-417-4162.  Questions and requests for assistance by stockholders may be directed to DST Systems, Inc. at 844-417-4162. In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.grocerycenterreit1.com.

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